Exhibit 10.17

CONFIDENTIAL SETTLEMENT AGREEMENT
AND GENERAL RELEASE

This CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”), is entered into as of this 21st day of December, 2007 by and among NanoSensors, Inc., a Nevada corporation (the “Company”), and Robert Coutu (the “Creditor”), with offices at __________________________________. The Company and Creditor may be referred to collectively as the“Parties” throughout this Agreement.

WHEREAS, Creditor has claimed that the Company is indebted to it for certain amounts; and

WHEREAS, the Creditor and Company desire to reach a full and final settlement of all claims that Creditor may have against Company without resort to litigation; and

THEREFORE, IT IS STIPULATED AND AGREED among the Parties that in full and complete satisfaction of all claims among the Parties, the Parties agree as follows:

1. Payment by Company to Creditor. The Company agrees to pay Creditor the sum of $2,500 (the “Payment”) as quickly as shall be practicable. This amount is payment to Creditor in full as a compromise of any and all amounts owed by the Company to the Creditor.

2. Release by Creditor. For and in consideration of the Payment, the Creditor, on behalf of itself and its assigns, heirs, beneficiaries, creditors, representatives, subsidiaries, parent companies, officers, employees, agents and affiliates (the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges the Company, and the officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”), from any and all actions, debts, claims, counterclaims, demands, liabilities, damages, causes of action, costs, expenses, accounts, covenants, contracts, agreements and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the date of this Agreement against the Released Parties, or any of them, including but not limited to any services performed by the Creditor for the Company and any invoices or charges submitted by the Creditor to the Company. Creditor acknowledges and agrees that the release it gives to the Company hereunder applies to all claims for injuries, damages, or losses to its own person and property, real or personal, economic damages and/or economic injury or to those injuries, damages, or losses that are known or unknown, foreseen and unforeseen, patent or latent which it may have against the Company. The Creditor waives the application of California Civil Code §1542. Further, the Creditor agrees that all existing contracts between the Company and the Creditor are hereby terminated.

3. Waiver of California Civil Code §1542. The Creditor certifies that it has read the following provisions of California Civil Code §1542:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Creditor understands and acknowledges that the significance in consequence of this waiver of California Civil Code §1542 is that even if it should eventually suffer additional damages arising out of the facts referred to herein, it will not be able to make any claim for those damages. Furthermore, Creditor acknowledges that it consciously intends these consequences even as to claims for damages that may exist as of the date of this Agreement, but which it does not know exist, and which, if known, would materially affect its decision to execute this Agreement, regardless of whether its lack of knowledge as a result of ignorance, oversight, error, negligence, or any other cause.

4. Attorney Representation. The Creditor warrants and represents in executing this Agreement it has had an opportunity to obtain legal advice from the attorney of its choice; and that the terms of this Agreement have been read and its consequences have been completely explained to it by that attorney and that it fully understands the terms of this Agreement. The Creditor further acknowledges and represents that, in executing this Agreement it is has not relied on the inducements, promises, or representations made by any party. Creditor is aware that it or its attorneys may hereafter discover facts different from or in addition to the facts that it now knows or believes to be true with respect to the subject matter of this Agreement or the other Party hereto, but that it is its intention to fully and finally release the Company and the other Released Parties to the full extent of the releases contained in this Agreement, and to otherwise agree to the other terms and conditions of this Agreement.

5. Covenant Not To Sue. The Creditor further agrees not to institute any litigation, lawsuit, claim, action or other proceeding, assert any right or claim for damages or loss or for any equitable relief that it may have against the Company or any Released Party with respect to any and all claims released under this Agreement.

6. No Reliance. The Creditor hereby represents and warrants that it has access to adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed, knowledgeable and independent decision with regard to entering into this Agreement. The Creditor further represents and warrants that it has not relied upon the Company, or the Released Parties in deciding to enter into this Agreement and has instead made its own independent analysis and decision to enter into this Agreement.

7. No Assignment. The Creditor represents and warrants that it is the sole and lawful owner of all rights, titles and interest in and to every claim and other matters which it releases herein, and that no other person, individual, or entity has received any assignment or other right of substitution or subrogation to any matters relating to or arising out of the claims against the Released Parties released herein. Creditor further represents, warrants, and agrees that no legal proceeding or other action, including an arbitration proceeding, has been filed in any forum arising out of, from, or in connection with any disputes or claims arising out of or related to the claims released in this Agreement.

8. Sufficiency of Consideration. The Creditor acknowledges that the Payment provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Agreement.

9.  Confidentiality. The Creditor shall not directly or indirectly disclose or make any statement (written or oral) to any person, firm or entity not a party to this Agreement with respect to the matters covered by this Agreement, execution of this document, the settlement, the terms and conditions of the settlement, disclosures and representations made in this document, or anything else in connection with this matter except for any disclosure required to comply with any governmental rule, law, statute, regulatory requirement, arbitration or court proceeding. If Creditor receives a subpoena or order, which seeks to compel disclosure of this agreement, it shall afford the Company five (5) days notice to quash or limit such subpoena or order.

10. No Admission of Liability.  The Parties acknowledge and agree that this Agreement is being executed in order to resolve and forever set at rest all the claims of whatever nature that Creditor may have against the Company, and that neither the Agreement or general releases set forth herein nor the underlying settlement constitute or are to be construed as an acknowledgment or admission of any liability whatsoever, any such liability being expressly denied.

11. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, all of which shall constitute one agreement. A fully executed copy, including xerox or facsimile copies, together with any signatures thereon, shall be deemed an original for all purposes.

12. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the surviving portions shall remain fully enforceable.

13. General. This Agreement: (a) shall not be assignable by the Creditor except with the written consent of the Company; (b) shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and assigns; (c) may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by the Company and the Creditor or, in the case of a waiver, the party waiving compliance, and no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege; and (d) constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior or contemporaneous agreements, understandings or communications.

14. Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. For purposes of construction, this Agreement shall be deemed to have been drafted by all the Parties, and no ambiguity shall be resolved against any Party by virtue of his or her participation in the drafting of this agreement. Section headings have been inserted for convenience of reference only and are not intended to be a part of, or to affect, the meaning or interpretation of this Agreement.

15.  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. The Parties (a) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in United States District Court for the Northern District of California, (b) waives any objection which any Party may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consent to the jurisdiction of the United States District Court for the Northern District of California in any such suit, action or procedure. In the event of any suit action or proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to reasonable legal fees and related expenses as may be awarded by the court.

16. Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (i) (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) sent by overnight courier service, and addressed to the intended recipient as set forth below:

If to the Creditor: Robert Coutu	If to the Company: NanoSensors, Inc. 1475 Veterans Boulebard Redwood City, CA 94063 Fax: (650) 618-1483 Attn.: Josh Moser

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, fax or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

17. Due Execution.  Each Party represents and warrants that its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the release of claims by Creditor, is within each Party’s powers and that each Party has been duly authorized by all necessary corporate or other action

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first set forth above.

NANOSENSORS, INC.

By:	/s/ Josh Moser
Name: Josh Moser
Its Chief Financial Officer

CREDITOR:

By:	/s/ Robert Coutu
Name: Robert Coutu